Exhibit 21.1
Subsidiaries of ViaSat, Inc.
1. ViaSat Worldwide Limited, a Delaware corporation.
2. ViaSat China Services, Inc., a Delaware corporation
3. ViaSat Australia PTY Limited, an Australian corporation
4. ViaSat Canada Company, a Nova Scotia unlimited liability company
5. ViaSat Europe S.r.l., an Italian limited liability company
6. ViaSat India Pvt. Ltd., an Indian private limited company
7. JAST, S.A., a Swiss corporation
8. ViaSat (IOM) Limited, an Isle of Man limited company
9. IOM Licensing Holding Company Limited, an Isle of Man limited company
10. ViaSat Satellite Ventures Holdings Luxembourg S.a.r.l., a Luxembourg private limited company
11. ViaSat Satellite Ventures Holdings France SAS, a societe par actions simplifee
12. Softswitch LLC., a Delaware limited liability company
13. ViaSat Credit Corp., a Delaware corporation
14. ViaSat Satellite Ventures, LLC., a Delaware limited liability company
15. VSV I Holdings, LLC., a Delaware limited liability company
16. VSV II Holdings, LLC., a Delaware limited liability company
17. ViaSat Satellite Ventures U.S. I, LLC., a Delaware limited liability company
18. ViaSat Satellite Ventures U.S. II, LLC., a Delaware limited liability company
19. ViaSat Credit, LLC., a Delaware limited liability company
20. WildBlue Holding, Inc., a Delaware corporation
21. WildBlue Communications, Inc., a Delaware corporation
22. WB Holdings 1 LLC, a Colorado limited liability company
23. WildBlue Communications Canada Corp., a Nova Scotia Canada corporation
24. ViaSat-1 Holdings, LLC., a Delaware limited liability company
25. ViaSat Peru S.R.L., a Peruvian limited liability company
26. ViaSat, Inc., Limitada, a Chilean limited liability partnership
27. ViaSat Stimulus, LLC., a Delaware limited liability company
28. Satellite Broadband ARRA Application, LLC., a Delaware limited liability company